EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2019

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Acumedia Manufacturers, Inc.	Michigan	100%
Chem-Tech, Ltd.	Michigan	100%
GeneSeek, Inc.	Nebraska	100%
Hacco, Inc.	Michigan	100%
Lab M Holdings	England, United Kingdom	100%
Neogen Australasia Pty Limited	Brisbane, Australia	100%
Neogen Canada	Ontario, Canada	100%
Neogen do Brasil Productos Para Labratories LTDA.	Sao Paulo, Brazil	100%
Neogen Europe Limited	Scotland, United Kingdom	100%
Neogen Latinoamerica S.A.P.I. DE C.V.	Mexico City, Mexico	100%
Neogen Bio-Scientific Technology (Shanghai) Co., Ltd.	Shanghai, China	100%
Neogen Food and Animal Security (India) PVT, LTD	Kerala, India	100%
Neogen Properties, LLC II	Michigan	100%
Neogen Properties, LLC III	Michigan	100%
Neogen Properties, LLC V	Michigan	100%
Neogen Properties, LLC VI	Michigan	100%
Neogen Properties, LLC VII	Nebraska	100%
Preserve International	Nevada	100%
Quat-Chem Ltd.	England, United Kingdom	100%
Rogama Industria Comercio Ltda.	Sao Paulo, Brazil	100%

All subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.